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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE


                                                 Thirteen Weeks Ended

                                            April 30, 1994     May 1, 1993

Net earnings ($000)                         $     63,478       $     41,505

Weighted average shares of
common stock outstanding
during the period                            145,361,013        144,357,362

Add incremental shares from
assumed exercise of stock
options (primary)                                934,174            716,475

  subtotal
                                             146,295,187        145,073,837

Primary earnings per share                  $        .43       $        .29

Weighted average shares of
common stock outstanding
during the period                            145,361,013        144,357,362

Add incremental shares from
assumed exercise of stock
options (fully-diluted)                          995,131            714,763

  subtotal                                   146,356,144        145,072,125

Fully-diluted earnings
per share                                   $        .43       $        .29




NOTE: The information provided in the exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. This information is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.